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                                                               EXHIBIT (h)(1)(b)

         AMENDMENT NO. 2 DATED JULY 1, 2004, TO THE MUTUAL FUNDS SERVICE
      AGREEMENT DATED JULY 1, 2002, BETWEEN MLIG VARIABLE INSURANCE TRUST
              AND J.P. MORGAN INVESTOR SERVICES CO. ("AGREEMENT")

This Amendment reflects revised fees for the Trust set forth below. Schedule A is hereby replaced in its entirety. The Agreement is unchanged with respect to any other provision.

                                   SCHEDULE A
                                FEES AND EXPENSES

               FUND ADMINISTRATION, ACCOUNTING AND COMPLIANCE FEES

The following fees shall remain in effect for at least 1 year from the date of effectiveness of this Amendment.

      A. For the services rendered under this Agreement, the Fund shall pay to the Administrator an a fee at the rate specified in the following schedule:

            0.12 of 1% on the first $1 billion in average daily net assets of the Trust, plus
            0.10 of 1% on average daily net assets in excess of $1 billion up to $2 billion; plus
            0.075 of 1% of the average daily net assets of the Trust in excess of $2 billion.

      B. In addition, each Portfolio will also pay a fixed fee based upon that Portfolio's assets as of July 1, 2004 and July 1 of each successive 1 year period that the Agreement is in effect according to the schedule set forth below, such fee to be determined on that date and accrued monthly going forward.

                   Up to $2,000,000                                    $5,000

                  Above $2,000,000 through $10,000,000                $10,000

                  Above $10,000,000                                   $18,000


      C.    The annual sum of $165,000 for Regulatory Services.

      D. The foregoing calculations are based on the average daily net assets of the Trust and each of its Portfolios. The fees will be computed, billed and payable monthly.

      E. Approved and documented out-of-pocket expenses will be computed, billed and payable monthly.
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                                        MLIG VARIABLE INSURANCE TRUST


                                        By:  /s/ Michael P. Cogswell
                                          --------------------------------------
                                        Michael P. Cogswell
                                        President and Trustee

ATTEST:

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                                        J.P. MORGAN INVESTOR SERVICES CO.


                                        By:  /s/ Virginia M. Meany
                                           -------------------------------------
                                        Virginia M. Meany
                                        President and Chief Executive Officer

ATTEST:

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